Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS RECORD NET INCOME AND FULLY DILUTED EARNINGS

PER SHARE IN THE SECOND QUARTER ENDED NOVEMBER 30, 2008

Company Provides Update of Fiscal 2009 Earnings Guidance

Second Quarter Fiscal 2009 Highlights:

•	Gross margins were 14.9%;

•	Operating income was $14.6 million;

•	Net income was a record $10.1 million;

•	Fully diluted EPS was a record $0.38 per share; and

•	Backlog at November 30, 2008 was $454.0 million.

Six Month Fiscal 2009 Highlights:

•	Revenues were $363.6 million;

•	Gross margins improved to 14.6%; and

•	Fully diluted EPS was $0.74 per share.

TULSA, OK – January 8, 2009 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the second quarter ended November 30, 2008.

Second Quarter of Fiscal 2009 Results

Total revenues for the second quarter were $176.9 million compared to the $194.7 million recorded in the second quarter of fiscal 2008. Net income for the second quarter of fiscal 2009 was $10.1 million, or $0.38 per fully diluted share, a $9.9 million increase over prior year second quarter net income of $0.2 million, or $0.01 per fully diluted share. The prior year second quarter results included a pre-tax charge of $16.0 million for cost overruns on a liquefied natural gas (LNG) construction project in the Gulf Coast Region.

Michael J. Bradley, chief executive officer stated, “I am pleased to report that Matrix Service continued its solid operating performance in the second quarter of fiscal 2009. This performance on a sequential basis demonstrates the successful execution of our project backlog and our long-term business strategy. In connection with our long-term business strategy, we recently completed the acquisition of engineering and construction assets and technology from CB&I. We welcome the new employees from this acquisition to Matrix Service and expect this transaction to strengthen our service offerings in key markets.”

Construction Services revenues were $100.1 million, down 13.9% from $116.2 million in the same period a year earlier. The $16.1 million decrease was a result of lower Aboveground Storage Tank (AST) revenues, which decreased 22.8% to $45.0 million in fiscal 2009 from $58.3 million a year earlier and lower Specialty revenues, which decreased $8.9 million to $4.3 million in fiscal 2009 from $13.2 million a year earlier, partially offset by higher revenues in Downstream Petroleum, which increased 6.6% to $42.1 million in fiscal 2009 from $39.5 million a year earlier and higher Electrical and Instrumentation (E&I) revenues, which improved $3.5 million. Construction Services’ gross margins improved to 12.7% from (1.6)% due primarily to the $16.0 million charge taken on the LNG project in the second quarter of fiscal 2008.

Revenues for the Repair and Maintenance Services segment were $76.8 million compared to $78.5 million a year earlier. The change was due to lower Downstream Petroleum revenues, which decreased $8.6 million to $21.2 million in fiscal 2009 from $29.8 million a year earlier. Largely offsetting this decline was higher AST revenues, which increased 15.3% to $51.3 million in fiscal 2009 from $44.5 million in the prior fiscal year. Gross margins in the second quarter of fiscal 2009 for this segment were 17.7% as compared to 16.7% earned in the second quarter of fiscal 2008.

Consolidated SG&A expenses were $11.8 million in both the second quarter of fiscal 2009 and the second quarter of fiscal 2008. SG&A expense as a percentage of revenue increased to 6.7% in the second quarter of fiscal 2009 compared to 6.1% in the second quarter of fiscal 2008 due to the 9.1% decline in revenues.

EBITDA(1) increased to $17.2 million, from $1.5 million in the same period last year. Gross margins on a consolidated basis for the current quarter increased to 14.9% from 5.8% in the same quarter a year ago as gross margins in both segments improved.

Consolidated backlog at November 30, 2008 was $454.0 million as compared to $458.8 million at the end of the first fiscal quarter. The November 30, 2008 backlog does not include the $38 million contract award that was announced separately today as the award occurred in the third quarter.

Six Month Fiscal 2009 Results

Net income for the six month period was $19.6 million, or $0.74 per fully diluted share, compared to $6.5 million, or $0.24 per fully diluted share, in the comparable period last year. The prior year results for the six month period ended November 30, 2007 included pre-tax charges of $17.5 million for cost overruns on an LNG construction project in the Gulf Coast Region.

For the six months ended November 30, 2008, consolidated revenues increased 2.1% to $363.6 million from $356.1 million in the year-earlier period.

Construction Services revenues were $214.9 million for the six month period ended November 30, 2008 compared with $215.1 million in the year earlier period. Included in the $0.2 million decline were lower Specialty revenues, which decreased $23.7 million as the construction of the tanks on a Gulf Coast LNG project was completed in the fourth quarter of fiscal 2008. Largely offsetting this decline were higher revenues in Downstream Petroleum, which increased $13.5 million to $86.5 million in fiscal 2009 from $73.0 million a year earlier, higher E&I revenues, which improved $6.9 million to $14.3 million in fiscal 2009 from $7.4 million a year earlier, and higher AST revenues, which increased $3.1 million to $100.9 million in fiscal 2009 from $97.8 million a year earlier. Construction Services’ gross margins improved to 12.9% from 3.2% due primarily to $17.5 million in pre-tax charges on the LNG project in the six month period ended November 30, 2007.

Revenues for the Repair and Maintenance Services segment increased $7.7 million, or 5.5%, to $148.7 million, for the six month period ended November 30, 2008 from $141.0 million for the same period of fiscal 2008. The improvement was due to higher AST revenues, which increased 15.3% to $99.2 million in fiscal 2009 from $86.0 million in the prior fiscal year. This increase was partially offset by lower Downstream Petroleum revenues, which decreased 10.4% to $42.4 million in fiscal 2009 from $47.3 million a year earlier and lower E&I revenues, which decreased $0.6 million to $7.0 million in fiscal 2009 from $7.6 million a year earlier. Gross margins in fiscal 2009 for the segment were 17.0% as compared to 16.5% earned in the year earlier period.

Consolidated SG&A expenses increased $3.9 million in fiscal 2009 to $23.8 million from $19.9 million for fiscal 2008. The increase was primarily due to costs relating to our expansion into Western Canada and the Gulf Coast Region and higher employee related and facility costs incurred to build the infrastructure and sales force necessary to support our long-term growth plan. SG&A expense as a percentage of revenue increased to 6.6% in fiscal 2009 compared to 5.6% in fiscal 2008.

EBITDA(1) increased to $35.0 million, from $14.1 million in the same period last year. Gross margins on a consolidated basis increased to 14.6% from 8.5% reported a year earlier ago as gross margins in both segments improved.

(1)	The Company believes that EBITDA (earnings before net interest, income taxes, depreciation and amortization) is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Mr. Bradley added, “In these challenging economic times, we are focused now, more than ever, on continuing with our long-term strategies to grow and diversify our business while producing quality earnings. We have invested in our infrastructure to ensure we are positioned to execute on this strategy and develop additional business opportunities. As a result, we have been able to maintain backlog and continue to see opportunity for long-term future growth. Our bid flow remains very strong and we are currently tracking more than $2 billion of projects.”

Mr. Bradley continued, “As evident in the economy, we experienced a slow down toward the end of the year with anticipated capital awards and maintenance pushed into calendar 2009. Furthermore, there has been a lack of guidance from some of our customers on their capital and maintenance plans as they assess the impact of the economic turmoil on their businesses. Despite these issues and the limited visibility, we expect to achieve earnings around the lower end of our previously stated EPS guidance. Given the expected slowdown in capital spending and lower material costs, we are forecasting fiscal 2009 revenues 10% to 15% below our previous guidance. Our SG&A costs incurred during the first six months of fiscal 2009 included some costs which will not recur. While we remain committed to growing and diversifying our business, we have taken steps to reduce other costs and expect SG&A in the range of 6.0% to 6.5% of revenues. While we are also decreasing our expected capital spending for fiscal 2009 from $25 million to $13 million, the reduction will not impact our business strategy going forward. We are actively managing our liquidity to maintain our strong financial position and to be opportunistic in this economic environment.”

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its

For more information, please contact:

Matrix Service Company

Tom Long, Vice President Finance and CFO

T: +1-918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Managing Director

Grayling Global

T: +1-646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007
	(unaudited)		(unaudited)
Revenues	$176,937	$194,734	$363,587	$356,061
Cost of revenues	150,568	183,488	310,547	325,911

Gross profit	26,369	11,246	53,040	30,150
Selling, general and administrative expenses	11,776	11,841	23,838	19,887

Operating income (loss)	14,593	(595)	29,202	10,263

Other income (expense):
Interest expense	(123)	(273)	(237)	(577)
Interest income	104	15	213	31
Other	175	47	911	37

Income (loss) before income taxes	14,749	(806)	30,089	9,754
Provision (benefit) for federal, state and foreign income taxes	4,621	(1,016)	10,457	3,208

Net income	$10,128	$210	$19,632	$6,546

Basic earnings per common share	$0.39	$0.01	$0.75	$0.25

Diluted earnings per common share	$0.38	$0.01	$0.74	$0.24

Weighted average common shares outstanding:
Basic	26,102	26,625	26,087	26,609
Diluted	26,400	27,131	26,456	27,109

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	November 30, 2008	May 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,538	$21,989
Accounts receivable, less allowances (November 30, 2008 - $300 and May 31, 2008 - $269)	98,809	105,858
Income tax receivable	1,343	—
Costs and estimated earnings in excess of billings on uncompleted contracts	52,356	49,940
Inventories	5,893	4,255
Deferred income taxes	4,954	4,399
Prepaid expenses	4,717	3,357
Other current assets	—	809

Total current assets	181,610	190,607

Property, plant and equipment at cost:
Land and buildings	26,683	24,268
Construction equipment	50,866	47,370
Transportation equipment	17,491	16,927
Furniture and fixtures	13,675	11,781
Construction in progress	2,975	6,712

	111,690	107,058
Accumulated depreciation	(52,498)	(49,811)

Property, plant and equipment, net	59,192	57,247

Goodwill	22,166	23,329

Other assets	1,555	3,410

Total assets	$264,523	$274,593

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	November 30, 2008	May 31, 2008
	(unaudited)
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$45,496	$53,560
Billings on uncompleted contracts in excess of costs and estimated earnings	35,140	48,709
Accrued insurance	7,866	8,451
Accrued wages and benefits	10,477	14,976
Income tax payable	—	2,028
Current capital lease obligation	1,195	1,042
Other accrued expenses	1,297	1,015

Total current liabilities	101,471	129,781

Long-term capital lease obligation	777	1,000
Deferred income taxes	4,150	5,112

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized 27,888,217 shares issued as of November 30, 2008 and May 31, 2008	279	279
Additional paid-in capital	110,465	108,402
Retained earnings	64,436	44,809
Accumulated other comprehensive income (loss)	(845)	1,584

	174,335	155,074

Less: Treasury stock, at cost – 1,756,235 and 1,825,600 shares as of November 30, 2008 and May 31, 2008	(16,210)	(16,374)

Total stockholders’ equity	158,125	138,700

Total liabilities and stockholders’ equity	$264,523	$274,593

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Total
Three Months Ended November 30, 2008
Gross revenues	$108,084	$77,499	$—	$185,583
Less: Inter-segment revenues	7,955	691	—	8,646

Consolidated revenues	100,129	76,808	—	176,937
Gross profit	12,761	13,608	—	26,369
Operating income	5,618	8,975	—	14,593
Income before income tax expense	5,680	9,069	—	14,749
Net income	4,434	5,694	—	10,128
Segment assets	135,887	96,865	31,771	264,523
Capital expenditures	932	814	1,739	3,485
Depreciation and amortization expense	1,359	1,121	—	2,480

Three Months Ended November 30, 2007
Gross revenues	$119,443	$79,420	$—	$198,863
Less: Inter-segment revenues	3,170	959	—	4,129

Consolidated revenues	116,273	78,461	—	194,734
Gross profit (loss)	(1,839)	13,085	—	11,246
Operating income (loss)	(9,269)	8,508	166	(595)
Income (loss) before income tax expense	(9,432)	8,460	166	(806)
Net income (loss)	(5,240)	5,350	100	210
Segment assets	163,597	93,030	21,634	278,261
Capital expenditures	2,400	1,870	1,169	5,439
Depreciation and amortization expense	1,178	861	—	2,039

Six Months Ended November 30, 2008
Gross revenues	$230,445	$149,666	$—	$380,111
Less: Inter-segment revenues	15,558	966	—	16,524

Consolidated revenues	214,887	148,700	—	363,587
Gross profit	27,806	25,234	—	53,040
Operating income	13,110	16,092	—	29,202
Income before income tax expense	13,383	16,706	—	30,089
Net income	8,813	10,819	—	19,632
Segment assets	135,887	96,865	31,771	264,523
Capital expenditures	1,973	1,744	2,873	6,590
Depreciation and amortization expense	2,771	2,090	—	4,861

Six Months Ended November 30, 2007
Gross revenues	$222,460	$143,405	$—	$365,865
Less: Inter-segment revenues	7,408	2,396	—	9,804

Consolidated revenues	215,052	141,009	—	356,061
Gross profit	6,834	23,316	—	30,150
Operating income (loss)	(5,345)	15,527	81	10,263
Income (loss) before income tax expense	(5,719)	15,392	81	9,754
Net income (loss)	(3,013)	9,510	49	6,546
Segment assets	163,597	93,030	21,634	278,261
Capital expenditures	3,906	2,542	1,879	8,327
Depreciation and amortization expense	2,231	1,582	—	3,813

Segment Revenue from External Customers by Industry Type

	Construction Services	Repair & Maintenance Services	Total
		(In thousands)
Three Months Ended November 30, 2008
Aboveground Storage Tanks	$45,024	$51,309	$96,333
Downstream Petroleum	42,126	21,204	63,330
Electrical and Instrumentation	8,714	4,295	13,009
Specialty	4,265	—	4,265

Total	$100,129	$76,808	$176,937

Three Months Ended November 30, 2007
Aboveground Storage Tanks	$58,326	$44,504	$102,830
Downstream Petroleum	39,499	29,810	69,309
Electrical and Instrumentation	5,239	4,147	9,386
Specialty	13,209	—	13,209

Total	$116,273	$78,461	$194,734

Six Months Ended November 30, 2008
Aboveground Storage Tanks	$100,893	$99,206	$200,099
Downstream Petroleum	86,514	42,449	128,963
Electrical and Instrumentation	14,347	7,045	21,392
Specialty	13,133	—	13,133

Total	$214,887	$148,700	$363,587

Six Months Ended November 30, 2007
Aboveground Storage Tanks	$97,801	$86,033	$183,834
Downstream Petroleum	73,050	47,347	120,397
Electrical and Instrumentation	7,410	7,629	15,039
Specialty	36,791	—	36,791

Total	$215,052	$141,009	$356,061

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

The following provides a rollforward of our backlog for the three-months ended November 30, 2008:

	Construction Services	Repair and Maintenance Services	Total
		(In thousands)
Backlog as of August 31, 2008	$300,290	$158,471	$458,761
New backlog awarded	82,707	89,490	172,197
Revenue recognized on contracts in backlog	(100,129)	(76,808)	(176,937)

Backlog as of November 30, 2008	$282,868	$171,153	$454,021

The following provides a rollforward of our backlog for the six-months ended November 30, 2008:

	Construction Services	Repair and Maintenance Services	Total
		(In thousands)
Backlog as of May 31, 2008	$325,341	$141,967	$467,308
New backlog awarded	172,414	177,886	350,300
Revenue recognized on contracts in backlog	(214,887)	(148,700)	(363,587)

Backlog as of November 30, 2008	$282,868	$171,153	$454,021

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. We define EBITDA as earnings before net interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net Income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include interest income or expense. Because we borrow money from time to time to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•

It does not include depreciation expense. Because we use capital assets to generate revenue, depreciation expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Six Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007
	(In thousands)		(In thousands)
Net income	$10,128	$210	$19,632	$6,546
Interest expense, net	19	258	24	546
Provision(benefit) for income taxes	4,621	(1,016)	10,457	3,208
Depreciation and amortization	2,480	2,039	4,861	3,813

EBITDA	$17,248	$1,491	$34,974	$14,113